Testing the Waters Materials Related to Series #IPADPROTO

From the Rally App:

#IPADPROTO

'09 APPLE IPAD (PROTOTYPE)

THIS INITIAL OFFERING IS COMING SOON!

SwitchBoard

CURRENT VALUE: $13,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL

DESCRIPTION OF SERIES 2009 APPLE PROTOTYPE IPAD

Investment Overview

•Upon completion of the Series #IPADPROTO Offering, Series #IPADPROTO will purchase a 2009 Apple Prototype 1st Generation iPad for Series #IPADPROTO (The “Series 2009 Apple Prototype iPad” or the “Underlying Asset” with respect to Series #IPADPROTO, as applicable), the specifications of which are set forth below.

•Apple was founded by Steve Jobs and Steve Wozniak in Los Altos, California on April 1, 1976. A third cofounder, Ronald Wayne, joined them as well to provide business guidance, sketching the first Apple logo by hand, but ultimately leaving the company before its incorporation, accepting an $800 check for his shares in the company.

•The iPad is a tablet produced by Apple, first introduced in 2010. The iPad has more than two dozen releases in the time since, with more than 425 million units sold.

•The Underlying Asset is a 2009 Apple Prototype 1st Generation iPad.

Asset Description

Overview & Authentication

•Apple’s first product was the Apple-1, a motherboard with a processor and some memory intended for hobbyists invented by Wozniak, who hand-built every kit. Customers had to build their own case and add their own keyboard and monitor.

•The Apple-1 cost $250 to build and the original sale-price was $666.66.

•Apple produced 200 Apple-1 computers.

•The second batch of Apple-1 computers have a logo with letters “NTI” under the Apple-1 logo.

•Apple’s initial market was Palo Alto’s Homebrew Computer Club, a group of enthusiasts and personal computing hobbyists.

•In October 1977, the Apple-1 was discontinued, with Apple offering discounts and trade-ins, destroying those that were returned.

•The Apple-2, designed by Wozniak in 1977, was the first personal computer to achieve significant commercial success.

•The Apple-2 would go on to sell between five and six million units over more than a decade.

•In 1980, Apple released the Apple-3, a business focused computer meant to compete with IBM and Microsoft.

•In 1984, Apple released a TV commercial called “1984” directed by Ridley Scott that aired a single time during the third quarter of Super Bowl XVIII and never again. The commercial cost Apple $1.5 million and helped make the company a household name.

•In 1985, after a failed coup on the part of Jobs, Apple’s board of directors removed Jobs from his duties and Jobs quite Apple.

•Wozniak left the company in 1985, selling most of his shares and claiming he felt the company was going in the wrong direction.

•After a series of failures and lagging financial performance, Apple purchased NeXT Computer, the company Jobs had gone on to found, and brought the founder back in-house in February 1997.

•On July 4 weekend of 1997, Jobs staged a successful boardroom coup and was installed as interim CEO.

•In 1997, another famous Apple advertising campaign was launched, “Think Different,” which featured famous artists, scientists, and musicians.

•In October 2001, Apple released the iPod.

•In their official press release, Apple CEO Steve Jobs said: “With iPod, Apple has invented a whole new category of digital music player that lets you put your entire music collection in your pocket and listen to it wherever you go… With iPod, listening to music will never be the same again.”

•The original iPod sold for $399 and promised “to hold 1,000 songs in your pocket.”

•As of November 2020, Apple had sold more than 400 million iPods and over 35 billion songs.

•In the two decades since the first iPod was released, Apple introduced multiple new models and upgraded variations including the iPod Touch, Nano, Shuffle, and Mini.

•In 2007, Apple released the iPhone, calling it a “three-in-one piece of hardware that acts as a mobile phone, a widescreen iPod with touch controls and an internet communications device.”

•In 2010, Apple announced the iPad on January 27. Steve Jobs said: “iPad is our most advanced technology in a magical and revolutionary device at an unbelievable price… iPad creates and defines an entirely new category of devices that will connect users with their apps and content in a much more intimate, intuitive and fun way than ever before.”

•Apple sold over 300,000 iPads on the first day of its release on April 3, 2010. By May 3, sales had reached 1 million units. By the end of the year, iPads were outselling Macs on a quarterly basis.

•The original iPad-based model was priced at $499 for 16GB storage. Customers could purchase upgraded versions of 32GB ($599) and 64GB ($699). In addition to the wifi-only versions, Apple offered models with 3G network support for an additional $100.

•Apple released the Newton MessagePad in August 1993, the company’s “first attempt at a true standalone mobile device.” The product was ultimately deemed a failure though seen in retrospect as an early iteration of a tablet.

•Apple began work on the iPad “as early as 2002.” Designer Jonathan Ive and others started on a prototype with the intent to ship a product prior to the iPhone “…but the company came to decide the latter was more important, premiering it in 2007 using similar technologies.”

•Steve Jobs told Walt Mossberg and Kara Swisher in 2010 that the idea for the iPhone actually came from the development of the iPad. “I’ll tell you a secret. It began with the tablet. I had this idea about having a glass display, a multitouch display you could type on with your fingers. I asked our people about it. And six months later, they came back with this amazing display. And I gave it to one of our really brilliant UI guys. He got [rubber band] scrolling working and some other things, and I thought, ‘my God, we can build a phone with this!’ So we put the tablet aside, and we went to work on the iPhone.”

•According to Apple Insider “The tablet's signature achievement was bringing the iPhone's multi-touch interface to a much larger display, allowing it behave more like a laptop. Though it still lacked an open filesystem or much customization, Apple developed a custom version of the iPhone OS for it, for instance letting people use apps and the homescreen in any orientation — unlike the iPhone, which at the time was strictly vertical.”

•Along with the release of the iPad, Apple introduced iBooks and the iBookstore, utilizing the tablet to introduce the ability for users to read books on the larger screen.

•Since the iPad’s release, Apple has sold more than 425 million iPads.

•In August 2020, Apple became a $2 trillion company, just 24 months after reaching the $1 trillion threshold.

•Switchboard is an “employee-only App Store that Apple employees use to download work apps and keep them updated.”

•The Underlying Asset is accompanied by a letter of acquisition to the consignor.

Notable Features

•The Underlying Asset is a 2009 Apple Prototype 1st Generation iPad.

•The Underlying Asset has a storage capacity of about 2GB.

•The Underlying Asset features only the Apple logo, with no FCC notice or model information.

•The Underlying Asset boots up the in-house SwitchBoard utility.

•The Underlying Asset is accompanied by its charger and measures 243 X 190 X 13 mm.

•The Underlying Asset was previously owned by Henry A. Plain III.

Notable Defects

•The Underlying Asset remains in condition as described by Bonhams.

Details

Series 2009 Apple Prototype iPad
Manufacturer	Apple
Model	iPad Prototype
Model No.	K48AP
Year	2009
Storage	2 GB
Provenance	Henry A. Plain III

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 2009 Apple Prototype iPad going forward.

A LITTLE BYTE DIFFERENT

Certificate of Authenticity

To whom it may concern

I, Hap Plain, of Pebble Beach California confirm that the Apple iPad 1st generation prototype I am selling to Omar Aziz of Edinburgh Scotland is a genuine Apple prototype from my personal collection.

I have, to my knowledge, the largest private Apple prototype collection in the world and have been featured in numerous press articles, news forums, podcasts and is considered one of the worlds more formidable experts as it pertains to Apple prototypes.

The history of this iPad

This 1st Generation iPad was purchased back in 2016 from a former engineer at Apple corporate. They have asked to remain anonymous, but a larger number of my Apple prototypes came from this engineer. The iPad's serial number is YM928004FD7. YM indicates that it was produce in Foxconn and I was told it was built around February. It is running a version of software referred to as switchboard which is an internal Apple testing software for iOS prototypes. The build version of 7B3341c and the model of the iPad is K48AP. AP indicated the device is a prototype. The device only recognizes it has ~2GB of storage whereas the first-generation iPad had a minimum storage capacity of 16GB. This iPad is also missing any FCC, model, or markings that a production iPad has i.e. the back only has an Apple logo and nothing else engraved on it. It is difficult to say how many of these iPads were produced and how many exist, but I suspect only 20-40 are outside of Apple. Given this was the 1st iPad produced, and the level of secrecy around the product, I believe this iPad to be one of the most valuable iPad prototypes in history given all the hardware and software differences.

Henry A. Plain III
2 February 2021

#IPADPROTO | $13K

COMPARABLE ASSET VALUE

ASSET VALUE	TRANSACTIONS
+1944.1%	3

AT Command
SwitchBoard

#IPADPROTO | *Visuals*

#IPADPROTO contains Switchboard, an "employee-only App Store" further implying #IPADPROTO was meant only for internal use.

LAUNCH GALLERY ›

×

^

#IPADPROTO | *Timeline*

Apr. 1976 Steve Jobs and Steve Wozniak found Apple Computer in Los Altos, California.

Apr. 1976 Apple releases their first product, the Apple-1, a motherboard with a processor and some memory intended for hobbyists. It is invented by Wozniak, who hand-built every kit. Customers have to build their own case and add their own keyboard and monitor.

Sep. 1985 Jobs is removed as Apple's CEO, and quits Apple soon after.

Aug. 1993 The Newton MessagePad is released, the company's "first attempt at a true standalone mobile device." Ultimately deemed a failure, the product is an early iteration of an Apple tablet.